UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2012

Alliance One International, Inc.

(Exact name of Registrant, as specified in its charter)

Virginia	001-13684	54-1746567
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

(919) 379-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 30, 2012, Alliance One International, Inc. (“Alliance One”) entered into an Amended and Restated Receivables Purchase Agreement (the “US Receivables Purchase Agreement”) with Finacity Corporation (“Finacity”) and Finacity Receivables 2006-2, LLC (“Finacity Receivables”), a bankruptcy-remote, special purpose limited liability company that is wholly-owned by Finacity. On that date, Alliance One International AG (“Alliance One AG”), a wholly owned subsidiary of Alliance One, Finacity Receivables and Finacity entered into a Second Amended and Restated Receivables Purchase Agreement (the “Swiss Receivables Purchase Agreement, and together with the US Receivables Purchase Agreement, the “Receivables Purchase Agreements”). In addition, on that date Finacity Receivables, Finacity, Alliance One AG, Norddeutsche Landesbank Girozentrale, Standard Chartered Bank, and Hannover Funding Company LLC entered into a Second Amended And Restated Receivables Sale Agreement (the “Receivables Sale Agreement”). Together, the Receivables Purchase Agreements and the Receivables Sale Agreement establish the terms and conditions of an accounts receivable securitization program (the “Receivables Securitization Program”) whereby each of Alliance One and Alliance One AG sell certain of its trade accounts receivable (“Alliance One Receivables”) to Finacity Receivables, which, in turn, sells the receivables to bank purchasers and third-party commercial paper conduits.

Pursuant to the Receivables Securitization Program, a portion of the purchase price for the receivables is paid by the bank purchasers and the conduit purchasers in cash and the balance is a deferred purchase price receivable, which is paid as payments on the receivables are collected from account debtors. Under the Receivables Securitization Program, the aggregate purchaser commitments for outstanding investments in uncollected receivables at any time is $250 million. The purchasers under the Receivables Securitization Program receive yield on their investments based on a spread over the commercial paper rate for conduit purchasers and the LIBOR rate for bank purchasers, for each day that their investments in the sold Alliance One Receivables are outstanding, as well as a fee calculated on the unused portion of the commitments. The Receivables Securitization Program terminates on March 20, 2017, or earlier in connection with specified termination events or if, with respect to annual notification dates beginning on March 28, 2013, all purchasers under the Receivables Securitization Program do not provide notice to elect to continue their respective commitments with respect to the Receivables Securitization Program.

Transfers of Alliance One Receivables in the Receivables Securitization Program are accounted for as sales of financial assets to entities in which Alliance One does not have a controlling financial interest, and accordingly payments received with respect to uncollected Alliance One Receivables are reflected as sale proceeds and not as liabilities on Alliance One’s consolidated balance sheet. Upon sale, Alliance One removes the carrying value of the receivable sold and records the fair value of its deferred purchase price (which includes an additional service fee) in the receivable in accounts receivable. The deferred purchase price receivable represents a continuing involvement and beneficial interest in the transferred financial assets and is recognized at fair value as part of the sale transaction. The fair value of the deferred interest in the receivable is based upon a valuation model that calculates the present value of future expected cash flows using key assumptions based on Alliance One’s historical experience, market trends and anticipated performance relative to the particular assets securitized. Alliance One AG continues to service, administer and collect the receivables and receives a 0.5% per annum servicing fee on receivables sold and outstanding, which is recorded as a reduction of selling, administrative and general expenses. As Alliance One estimates the fee it receives in return for its obligation to service these receivables is at fair value, no servicing assets or liabilities are recognized. The receivables sold are non-interest bearing. Losses on sale of receivables are recorded as a component of Other Income (Expense) in the consolidated statements of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2012

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ Robert A. Sheets
Robert A. Sheets
Executive Vice President – Chief Financial Officer and Chief Administrative Officer